Exhibit 3.1

ARTICLES OF INCORPORATION
OF
Apex Sports.com, Inc.

Article I. The name of the Corporation is Apex Sports.com, Inc.

Article II. Its principal office in the State of Nevada is 774 mays Blvd. #10, Incline Village NV 89452. The initial resident agent for services of process at that address is N&R Ltd. Group, Inc.

Article III. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America. The period of existence of the corporation shall be perpetual.

Article IV. The corporation shall have authority to issue an aggregate of 50,000,000 shares of common voting equity stock of par value one mil ($0.0001) per share, and no other class or classes of stock, for a total capitalization of $5,000. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

Article V. No shareholder shall be entitled to any preemptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue, nor shall any shareholder possess cumulative voting rights at any shareholders meeting, for the purpose of electing Directors, or otherwise.

Article VI. The name and address of the Incorporator of the corporation is Kevin Grace, 210 Sixth Street, Huntington Beach CA 92548. The affairs of the corporation shall be governed by a Board of Directors of not less than one (1) nor more than (7) persons. The Incorporator shall act as Sole Initial Director.

Article VII. The Capital Stock, after the amount of the subscription price or par value, shall not be subject to assessment to pay the debts of the corporation, and no stock issued, as paid up, shall ever be assessable or assessed.

Article VIII. The initial By-laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend or repeal the By-laws, or adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the Bylaws.

I THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have set my hand hereunto this Day,

Dated: February 10,1999.

/s/ Kevin Grace
Kevin Grace
Incorporator

AMENDMENT TO ARTICLES OF INCORPORATION
OF
Apex Sports.com, Inc.

(after payment of capital and issuance of stock)

We the Undersigned, Officers of Apex Sports.com, Inc.("the Corporation") hereby certify:

1

The Board of Directors of the Corporation at a meeting of duly convened and held on February 15, 1999 adopted a resolution to amend the Articles of Incorporation as Originally filed on or about February 10, 1999.

2

ARTICLE I NOW READS: The name of the Corporation is Apex Sports.com, Inc.

ARTICLE I IS AMENDED TO READ:
The name of the Corporation is Quad X Sports.com, Inc.

The effect of this amendment is to change the Corporate Name.

3

ARTICLE IV NOW READS: The corporation shall have authority to issue an aggregate of 50,000,000 shares of common voting equity stock of par value one mil ($0.0001) per share, and no other class or classes of stock, for a total capitalization of $5,000. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

ARTICLE IV IS AMENDED TO READ: The corporation shall have authority to issue an aggregate of 60,000,000 shares of two classes of common voting equity stock of par value one mil ($0.0001) per share, and no other class or classes of stock, for a total capitalization of $6,000: Class-A Common Equity Voting Stock ("Common Stock"), 50,000,000 share; and Class-B Preferred Equity Non-Voting Stock ("Preferred Stock"), 10,000,000 shares. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.
The effect of this amendment is to change the authorized capital of the corporation.

AMENDMENT TO ARTICLES OF INCORPORATION OF
Apex Sports.com, Inc.

4

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 2,700,000; and the foregoing changes and amendment have been consented to and approved by unanimous consent of the stockholders holds entitled to vote thereon.

/s/ Kevin Grace
Kevin Grace
PRESIDENT AND SECRETARY

# California All-Purpose Certificate of Acknowledgment

State of California

County of Orange

On this the 4th day of March 19 99, before me, Sharon Bradshaw
Name of Notary Public

a Notary Public for the State of California, personally appeared ______
Name(s) of Signers(s)

Kevin Grace

☑ personally known to me OR

☐ proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

[signature]
Notary's Signature

SHARON BRADSHAW
Comm. # 1167887
NOTARY PUBLIC - CALIFORNIA
Orange County
My Comm. Expires Jan. 8, 2002

Seal

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1.  Name of corporation:

DIRECT PET HEALTH HOLDINGS INC (C3738-1999)

2. The articles have been amended as follows (provide article numbers, if available):

AUTHORIZATION of CAPITAL STOCK;
The capitalization of the corporation shall be as follows;

100,000,000 shares of common stock @ 0.001 par value, and
10,000,000 shares of preferred stocks @ $0,001 par value

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise atleast majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the article of incorporation have voted in favor of the amendment is: 84%

4. Effective date of filing (optional):

5. Officer Signature (required):  Micha Seace

*If any proposed amendment would alter or change any preference or any relation or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.